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                                                       EXHIBIT 24(C)(8)(L)(VII)

                                    [LOGO]

                          MFS Fund Distributors, Inc.
                  500 Boylston Street, Boston, MA 02116-3741
                             800.343.2829 mfs.com

                               September 1, 2010

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101

Re: MFS Variable Insurance Trust (the "Trust")

Dear Mr. Shay:

   Reference is hereby made to the Participation Agreement by and among the Trust, Minnesota Life Insurance Company (the "Company"), and Massachusetts Financial Services Company dated March 28, 2002 (the "Participation Agreement"). The purpose of this Letter Agreement is to confirm certain financial arrangements between MFS Fund Distributors, Inc. ("MFD"), the underwriter to the Trust, and the Company in connection with the Company's investment in the Trust on behalf of certain separate accounts, as listed in Schedule A of the Participation Agreement.

With effect from September 1, 2010, MFD or its affiliates agrees to pay an administrative services fee to the Company equal, on an annualized basis, to 0.20% of the average daily net assets invested in MFS Investors Growth Stock Series, MFS Mid Cap Growth Series, MFS New Discovery Series, and MFS Value Series and 0.10% of the average daily net assets invested in MFS VIT Research Bond Series, all such assets attributable to variable life or variable annuity contracts ("Policies") offered by the Company or its affiliates.

Such fees shall be paid quarterly (on a calendar year basis) in arrears. Payment shall be made within two weeks following the last day of the quarter. Such fees shall continue to be due and payable for so long as the Company provides the services contemplated hereunder with respect to Policies under which amounts are allocated to the Trust. Administrative services are described in Schedule B attached to this letter agreement.

   This Letter Agreement shall supersede all prior agreements relating to its subject matter, including, but not limited to, former Section 5.4 of the Participation Agreement.

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Bruce P. Shay
September 1, 2010
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   Please confirm your understanding of this arrangement by having the enclosed duplicate of this letter signed where indicated below and returning the executed duplicate to me.

                                                  Very truly yours,
                                                  MFS FUND DISTRIBUTORS, INC.

                                                  /s/ James A. Jessee

                                                  James A. Jessee
                                                  President

MINNESOTA LIFE INSURANCE COMPANY

By:     /s/ Bruce P. Shay
        -------------------------
Name:   Bruce P. Shay
Title:  Executive Vice President

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                                  SCHEDULE B

Minnesota Life Insurance Company will use the administrative services fee described in the attached letter agreement to pay for the following services. MFD's payment under the letter agreement does not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Trust, and these payments are not otherwise related to investment advisory or distribution service or expenses. The amount of administrative expense payments made pursuant to this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses or savings.

ADMINISTRATIVE SERVICES:

Maintain Books and Records

    .  Record issuance of shares

    .  Record transfers (via net purchase orders)

    . Reconcile and balance the separate account at the Trust level in the general ledger, at various banks and within systems' interface

Communicate with the Trust

    .  Purchase Orders

       .  Determine the net amount available for investment by the Trust

       .  Deposit receipts at the Trust's custodian (generally by wire transfer)

       . Notify the custodian of the estimated amount required to pay dividends or distributions

    .  Redemption Orders

       .  Determine the net amount required for redemptions by the Trust

       .  Notify the Custodian and Trust of cash required to meet payments

    .  Daily pricing

Process Distributions from the Trust

    .  Process ordinary dividends and capital gains

    .  Reinvest the Trust's distributions

Reports

    .  Periodic information reporting to the Trust and its Board

Proxy Solicitations

    . Assist with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners

Trust-related Contractowner Services

    . Financial representative's advice to Contract owners with respect to Trust inquiries (not including advice about performance or related to sales)

    . Communicate information to Contract owners regarding Trust and subaccount performance